EXHIBIT 10.59


                                LICENSE AGREEMENT
                                -----------------


         This License Agreement ("Agreement") effective as of August 4, 1999 (the "Effective Date"), is entered into by and between NORTHWESTERN UNIVERSITY, an Illinois corporation located at 633 Clark Street, Evanston, Illinois 60201 and TECHNICLONE CORPORATION, a Delaware corporation ("TECHNICLONE") located at 14282 Franklin Avenue, Tustin, California 92780-7017.

                                 R E C I T A L S

         A. In the course of research conducted at NORTHWESTERN UNIVERSITY, Professor Alan Epstein (the "Inventor") has produced inventions, the titles of which are also listed in Exhibit "A" (the "Inventions").

         B. WHEREAS, the Inventions described were made under support from the National Institutes of Health of the Department of Health and Human Services and NORTHWESTERN UNIVERSITY has acquired rights thereto pursuant to P.L. 96-517, and if a conflict arises between the conditions of this Agreement and the rights of the Federal Government, TECHNICLONE's rights would be subordinate to the legitimate rights of the Federal Government, and

         C. TECHNICLONE has obtained a license to the Licensed Technology (as hereinafter defined), and NORTHWESTERN UNIVERSITY granted such a license to TECHNICLONE pursuant to that certain License Agreement dated June 12, 1985, as amended pursuant to that certain Amendment effective October, 1987 (the "Prior License Agreement").

         D. NORTHWESTERN UNIVERSITY and TECHNICLONE desire to amend and restate that certain Prior License Agreement and desire that this Agreement supercede the Prior License Agreement in its entirety.

         NOW, THEREFORE, in consideration of the foregoing, and the covenants and promises contained herein, the sufficiency of which are hereby acknowledged by the parties, NORTHWESTERN UNIVERSITY and TECHNICLONE hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

         As used in this Agreement, the following terms shall be defined as set forth below:

         1.1 "AFFILIATE" shall mean any person, corporation, partnership, firm, joint venture or other entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person, corporation, partnership, firm, joint venture or other entity, as the case may be. As used in this definition, "control" means the possession of power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

         1.2 "IMPROVEMENT(S)" shall mean inventions or other improvements which relate to or are based on the Inventions and which are within the scope of the then existing Licensed Patents. An Improvement shall be within the scope of a Licensed Patent if covered by a claim, either literally or under the doctrine of equivalents.

         1.3 "INVENTIONS" shall mean the inventions of the Inventor as described in Exhibit "A" attached hereto and incorporated herein by this reference.

         1.4 "LICENSED PATENTS" shall mean all United States and foreign patents and applications for patents owned by NORTHWESTERN UNIVERSITY, and filed prior to the date of or during the term of this Agreement relating to any of the Invention(s), including, in each case, all foreign and domestic patents issuing on any of the foregoing applications, and all reissues, renewals, reexaminations, extensions, continuations, continuations-in-part, provisionals and divisionals of each of the preceding. The Licensed Patents that are pending or issued as of the date of this Agreement are set forth in EXHIBIT "B." For purposes of this Agreement, any United States or foreign patents and/or applications for patents owned by NORTHWESTERN UNIVERSITY relating to an Improvement shall be treated as Licensed Patents for all purposes whatsoever.

         1.5 "LICENSED PRODUCTS" shall mean all products derived from a combination of LYM-1 antibody or LYM-2 antibody plus the radioactive Iodine 131 combination.

         1.6 "LICENSED TECHNOLOGY" shall mean the Licensed Patents and the Technical Information.

         1.7 "NET SALES" shall mean the revenues actually received by Sublicensees generated from the sale of the Licensed Products by such Sublicensees to third parties in Territory A and Territory B; less reasonable and customary deductions applicable to the Licensed Products for: (i) transportation charges and charges such as insurance, relating to transportation paid by the selling party; (ii) sales and excise taxes or customers duties paid by the selling party and any other governmental charges imposed upon the sale of the Licensed Products and paid by the selling party; (iii) distributors' fees, rebates or allowances; (iv) quantity discounts, cash discounts or chargebacks in the ordinary course of business in connection with the sale of the Licensed Products; (v) allowances or credits to customers, not in excess of the selling price of the Licensed Products, on account of governmental requirements, rejection, outdating, recalls or return of the Licensed Products; (vi) costs of customer programs such as cost effectiveness or patient or physician assistance programs designed to aid in patient compliance to maintain medication schedules and which are reasonably required to be carried out in order to effect a sale of the Licensed Products; and (vii) a deduction for actual bad debts no to exceed 1%. Sales of the Licensed Products solely for research or clinical testing purposes shall be excluded from the computation of Net Sales. Licensed Products shall be considered sold when sold or invoiced to a third party, and if not sold or invoiced, when delivered to a third party.

         1.8 "QUARTER YEAR" shall mean the three-month periods ending March 31st, June 30th, September 30th and December 31st of each Royalty Year.

         1.9 "ROYALTY YEAR" shall mean each twelve-month period commencing January 1st and ending December 31st during the term of this Agreement. For the first year of this Agreement, the Royalty Year shall be the period of time between the signing of this Agreement and December 31st of such year.

         1.10 "SUBLICENSEE" shall mean a person or entity to whom TECHNICLONE has granted the right under the Licensed Technology to develop, manufacture, have manufactured, use, market, distribute and/or sell the Licensed Products.

         1.11 "TECHNICAL INFORMATION" shall mean NORTHWESTERN UNIVERSITY's technical information and know-how relating to the preparation of Licensed Products including, but not limited to the maintenance of hybridomas, medical diagnostic and therapeutic procedures and methods for characterizing antigenic material utilizing monoclonal antibodies produced from such hybridomas, purification schemes, bioassay and immunoassay procedures and methods of evaluation.

         1.12 "TERRITORY A" shall mean the United States of America [, including Guam and Puerto Rico.]

         1.13 "TERRITORY B" shall mean all countries, territories and jurisdictions of the world, other than Territory A.

         1.14 "VALID CLAIM" shall mean a claim of any issues, unexpired United States or foreign patent, as applicable, which shall not have been withdrawn, canceled or disclaimed or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.


                                   ARTICLE II
                                GRANT OF LICENSE
                                ----------------

         2.1 GRANT. Subject to the terms and conditions of this Agreement, NORTHWESTERN UNIVERSITY hereby grants and TECHNICLONE hereby accepts a worldwide exclusive license under the Licensed Technology, to develop, manufacture, have manufactured, use, market, import, have imported, offer for sale and sell Licensed Products.

         2.2 SUBLICENSE. TECHNICLONE shall have the right to further license, sublicense or subcontract all or any part of the rights hereby licensed to it without the prior written consent of NORTHWESTERN UNIVERSITY. TECHNICLONE shall promptly notify NORTHWESTERN UNIVERSITY in writing at the time of each such license, sublicense or subcontract. Notwithstanding the foregoing, NORTHWESTERN UNIVERSITY shall retain the right to approve any complete transfer or assignment of this Agreement by TECHNICLONE prior to such transfer or assignment, which approval shall not unreasonably be withheld or delayed.

         2.3 RETENTION OF RIGHTS. NORTHWESTERN UNIVERSITY and its affiliates shall retain the nontransferable right to make, use and practice the Licensed Technology for their own noncommercial purposes. NORTHWESTERN UNIVERSITY may publish and disseminate the Technical Information and may furnish the Licensed Products produced by the hybridomas accepted by TECHNICLONE to third parties for non-commercial research oriented purposes. NORTHWESTERN UNIVERSITY will inform any third party receiving material under this Section that the hybridomas are the property of NORTHWESTERN UNIVERSITY and that they can only be used for non-commercial research and cannot be further distributed without the written permission of NORTHWESTERN UNIVERSITY.

         2.4 THIRD PARTY LICENSES. The parties recognize that TECHNICLONE may encounter patents held by third parties and that licenses between NORTHWESTERN UNIVERSITY or TECHNICLONE and such third parties may be necessary in order to enable TECHNICLONE to develop, make or market certain Licensed Products. In that event, TECHNICLONE has the right to enter into licensing agreements with such third parties, provided NORTHWESTERN UNIVERSITY is consulted a reasonable time before hand. In the event that TECHNICLONE is obligated to pay royalties to such a third party and/or other amounts to acquire such a license, TECHNICLONE shall be entitled to credit against the royalties otherwise payable to NORTHWESTERN UNIVERSITY hereunder an amount equal to one-half (1/2) the sum of earned royalties and other amounts paid to such third party(ies) to acquire access to or use of such third party's intellectual property rights.


                                   ARTICLE III
                          ROYALTIES AND OTHER PAYMENTS
                          ----------------------------

         3.1 ROYALTIES. In consideration for the license granted hereunder, during the term of this Agreement, TECHNICLONE shall pay to NORTHWESTERN UNIVERSITY the following royalty amounts with respect to Net Sales:

         TERRITORY           DURATION OF ROYALTY PERIOD                ROYALTY AMOUNT

         Territory A         Until February 5, 2009;                   3% of Net Sales;
                             provided, that no royalties are           provided, that the royalty
                             payable if and to the extent              shall be 1.5% if there is
                             TECHNICLONE does not                      a generic form of the
                             receive any revenue from Net Sales        Licensed Product sold
                             In Territory A                            in Territory A


                                      -4-


         Territory B         Until February 5, 2009;                   1% of Net Sales;
                             provided, that if any patent filed by     provided that the royalty
                             NORTHWESTERN is issued after the          shall be 0.5% with respect
                             date of execution of this Agreement       to a particular country in
                             for any country in Territory B, the       Territory B if a generic
                             Royalty Period with respect to that       form of the Licensed
                             particular country will continue until    Product is sold in such
                             the expiration of such patent; provided,  country
                             further that no royalties are payable if
                             and to the extent TECHNICLONE
                             does not receive any revenue from Net
                             Sales in any country in Territory B

         Notwithstanding the foregoing, the Royalty Amount shall be subject to adjustment if the Licensed Product consists of a LYM-1 antibody or LYM-2 antibody with a non-radiolabeled therapeutic (e.g., alpha interferon or gamma interferon), as follows:

         Where:

         x = cost of goods sold attributable to the LYM component of the Licensed Product; and

         y = cost of goods sold for the entire Licensed Product;

         the Royalty Amount shall be equal to the product of (i) the applicable Royalty Amount set forth in the table above, multiplied by (ii) x divided by y.

         3.2 PAYMENTS. Royalty payments are nonrefundable and shall be paid in United States dollars at the address designated for NORTHWESTERN UNIVERSITY in
Article X of this Agreement or at such other place as NORTHWESTERN UNIVERSITY may reasonably designate and shall be payable on the seventieth (70th) day after each Quarter Year.

                                   ARTICLE IV
                               REPORTS AND RECORDS
                               -------------------

         4.1 ROYALTY REPORTS. TECHNICLONE shall deliver to NORTHWESTERN UNIVERSITY true and accurate reports, giving such particulars of the business conducted by TECHNICLONE during the preceding three-month period, under this Agreement, that shall be pertinent to a royalty accounting hereunder. Within seventy (70) days after each Quarter Year, TECHNICLONE shall deliver to NORTHWESTERN UNIVERSITY true and accurate reports, giving such particulars of the business conducted by its Sublicensees during the preceding three-month period, under this Agreement, that shall be pertinent to a royalty accounting hereunder. NORTHWESTERN UNIVERSITY agrees to hold all information in such royalty reports in confidence pursuant to the provisions of SECTION 10.12, except as necessary to communicate and/or investigate TECHNICLONE's non-compliance with this Agreement. With each such report submitted, TECHNICLONE shall pay to NORTHWESTERN UNIVERSITY the royalties due and payable under this Agreement. If no royalties shall be due, TECHNICLONE shall so report.

         4.2 RETENTION OF BOOKS AND RECORDS. TECHNICLONE shall make and retain for a period of three (3) years following the period of each report required by this Article true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of gross sales, gross revenues and other information required in SECTION 4.1. Such books and records shall be in accordance with generally accepted accounting principles consistently applied and shall be kept at TECHNICLONE's principal place of business. TECHNICLONE shall permit the inspection of such records, files and books of account by an independent certified public accountant chosen by NORTHWESTERN UNIVERSITY and reasonably acceptable to TECHNICLONE during regular business hours upon five (5) business days' written notice to TECHNICLONE, to the extent necessary to verify compliance with this Agreement. Such inspection shall not be made more than two times each calendar year or more than once for any period unless an error is discovered, or other good cause. All costs of such inspection and copying shall be paid by NORTHWESTERN UNIVERSITY, provided that if any such inspection shall reveal that an error has been made in the amount equal to 5% or more of such payment, such costs shall be borne by TECHNICLONE.

         4.3 PAYMENTS AFTER TERMINATION. If this Agreement should be terminated at any time other than at the end of the Quarter Year or Royalty Year, the last report and payment shall be made within one hundred (100) days after the effective date of such termination on, and shall include any royalties through the date of termination; provided, however, TECHNICLONE shall provide NORTHWESTERN UNIVERSITY with a report setting forth the amount of any inventory of Licensed Products not sold as of the date of termination, and TECHNICLONE shall continue to render royalty reports with respect to Net Revenue actually received by TECHNICLONE from sales of such existing inventory and to make payments in accordance with the terms of this Agreement as though this Agreement were still in effect.


                                    ARTICLE V
                               PATENT PROSECUTION
                               ------------------

         5.1        PATENTS.

                    (a) If during the term of this Agreement NORTHWESTERN UNIVERSITY elects to file patent applications or otherwise obtain patent rights related to the Inventions or Licensed Products as defined in this Agreement, such applications shall become included in the Licensed Patents defined hereunder.

                    (b) TECHNICLONE shall, upon written request from NORTHWESTERN UNIVERSITY, bear all (100%) of the reasonable costs for the preparation, filing and prosecuting of the United States patent applications included in the Licensed Patents, but in no case beyond an appeal to and a decision by the United States Patent and Trademark Office Board of Appeals, unless TECHNICLONE specifically agrees otherwise in writing.

                    (c) TECHNICLONE shall indicate to NORTHWESTERN UNIVERSITY in which countries, if any, it wishes NORTHWESTERN UNIVERSITY to file patent applications related to United States patent applications in the Licensed Patents. Such selection of countries will be made in writing by TECHNICLONE to NORTHWESTERN UNIVERSITY within nine (9) months after the filing date of any corresponding U.S. application. Notwithstanding the foregoing, nothing shall prevent or otherwise limit TECHNICLONE and/or its Sublicensees from preparing, filing, prosecuting, maintaining patent applications and patents in such countries other than the United States which TECHNICLONE or its Sublicensees wishes to include under the Licensed Patents of this Agreement.

                    (d) TECHNICLONE agrees to pay or to cause its Sublicensees to pay for all reasonable fees and expenses for preparation, prosecution, maintenance and taxes relating to the filing and maintenance of patent applications and patents in such countries other than the United States which TECHNICLONE or its Sublicensees wishes to include under the Licensed Patents of this Agreement.

                    (e) If TECHNICLONE elects to discontinue any patents under this Section for preparation, filing, prosecuting or maintaining any patent application or, patent in any country, the license granted under this Agreement with respect to said patent application or patent in such country shall terminate.


                                   ARTICLE VI
                                  INFRINGEMENT
                                  ------------

         6.1 NOTICE OF INFRINGEMENT BY THIRD PARTIES. TECHNICLONE shall inform NORTHWESTERN UNIVERSITY promptly in writing of any apparent infringement by a third party discovered by it with respect to any patent issuing from the Licensed Patents and of any available evidence thereof.

         6.2 PROSECUTION OF INFRINGEMENT CLAIMS. During the term of this Agreement, NORTHWESTERN UNIVERSITY shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of any patent issuing from the Licensed Patents and, in furtherance of such right, TECHNICLONE hereby agrees that NORTHWESTERN UNIVERSITY may include TECHNICLONE as a party plaintiff (but not as a defendant or respondent or counter claimant) in such suit, without expense to TECHNICLONE. The full cost and expense of any such action so commenced or so defended by NORTHWESTERN UNIVERSITY shall be the responsibility of and paid for by NORTHWESTERN and NORTHWESTERN shall keep any recovery or damages for past infringement derived therefrom. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of TECHNICLONE, which consent shall not unreasonably be withheld or delayed. NORTHWESTERN UNIVERSITY shall indemnify TECHNICLONE against any order for costs that may be made against TECHNICLONE in such proceedings.

         6.3 TECHNICLONE RIGHT TO PROSECUTE. If within six (6) months after having been notified of any alleged or apparent infringement, NORTHWESTERN UNIVERSITY shall have been unsuccessful in persuading the alleged infringer to cease and desist such alleged infringement and shall not have brought and shall not be diligently prosecuting an infringement action, or if NORTHWESTERN UNIVERSITY shall notify TECHNICLONE at any time prior thereto of its intention not to bring suit against any alleged infringer, then TECHNICLONE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of any patent issuing from the Licensed Patents and, in furtherance of such right, NORTHWESTERN UNIVERSITY hereby agrees that TECHNICLONE may include NORTHWESTERN UNIVERSITY as a party plaintiff (but not as a defendant or respondent or counter claimant) in such suit; provided, however, that such right to bring such infringement action shall remain in effect only for so long as the license granted herein remains exclusive in accordance with the terms hereof. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of NORTHWESTERN UNIVERSITY, which consent shall not unreasonably be withheld or delayed. TECHNICLONE shall indemnify NORTHWESTERN UNIVERSITY against any order for costs that may be made against NORTHWESTERN UNIVERSITY in such proceedings. TECHNICLONE shall keep any recovery or damages for past infringement derived therefrom; provided, however, that such recovery, less expenses (including reasonable attorneys' fees and disbursements) shall be treated as Net Sales for the purpose of calculating royalties under paragraph 3.1 hereof.

         6.4 DECLARATORY JUDGMENT ACTION. If a declaratory judgment action alleging invalidity or noninfringement of any patent issuing from the Licensed Patents shall be brought against TECHNICLONE, NORTHWESTERN UNIVERSITY, at its option, shall have the right, within thirty (30) days after it receives notice of the commencement of such action, to intervene and take over the sole defense of the action at its own expense. No settlement, consent judgment or other voluntary final disposition of such action may be entered into without the consent of TECHNICLONE, which consent shall not unreasonably be withheld or delayed. NORTHWESTERN UNIVERSITY shall indemnify TECHNICLONE against any order for costs that may be made against TECHNICLONE in such action or the related proceedings.

         6.5 COOPERATION OF THE PARTIES. In any infringement suit or action that either party may institute to enforce the patents issuing from the Licensed Patents pursuant to this Agreement, the other party hereto shall, at the reasonably request and expense of the party initiating such suit, cooperate in all reasonably respects and, to the extent possible, have its employees testify when reasonably requested to do so and make available relevant records, papers, information, samples, specimens and the like, subject to an order or agreement of confidentiality reasonably acceptable to such other party with respect to any such records, papers, information, samples, specimens or the like which are not within the public domain or are not otherwise already generally disclosed or available to the public.

         6.6 RIGHT TO LICENSE OR SUBLICENSE TO ALLEGED INFRINGER. TECHNICLONE, during the term of this Agreement, shall have the sole right in accordance with the terms and conditions hereof, to license or sublicense to any alleged infringer for future use of any of the patents issuing from the Licensed Patents. Any upfront fees as part of such a license or sublicense shall be shared equally between TECHNICLONE and NORTHWESTERN UNIVERSITY and any royalties generated from such a license or sublicense shall be treated as Net Sales for the purpose of calculating royalties under paragraph 3.1 hereof.

         6.7 RIGHT TO MONITOR PROCEEDINGS. With respect to any suit, action or proceeding which only one of the parties has instituted as provided above in this Article VI, if reasonably requested by the other party, such party shall make available to the other party any documents and materials that are relevant to the other party's interests in such suit, action or proceeding; provided, that the disclosure of such documents and materials to the other party would not impair such party's prosecution of such suit, action or proceeding.

                                   ARTICLE VII
                                 INDEMNIFICATION
                                 ---------------

         TECHNICLONE agrees to indemnify, hold harmless and defend NORTHWESTERN UNIVERSITY, its officers, employees, and agents against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of the development, manufacture, use, marketing or sale of the Licensed Products by TECHNICLONE, its Sublicensee(s) and others purchasing and/or receiving the Licensed Product. If any claims is asserted against NORTHWESTERN UNIVERSITY or TECHNICLONE, or any of their respective officers, directors, trustees, employees, agents or representatives, or such person is made a party defendant in any action involving a matter which is the subject of TECHNICLONE's indemnification hereunder, or NORTHWESTERN UNIVERSITY or TECHNICLONE becomes aware of a claim or patent which might provide the basis for a third party's claim of infringement against TECHNICLONE, its Affiliates, Sublicensee(s) or permitted assignees as a result of the development, manufacture, use, marketing or sale of a Licensed Product, then within thirty (30) days of receipt by NORTHWESTERN UNIVERSITY or by TECHNICLONE of notice of any such event, and within ten (10) days of such party's receipt of a written complaint or other formal pleading regarding any such event, such party shall give the other party hereto written notice thereof.

         If TECHNICLONE or NORTHWESTERN UNIVERSITY receives notice of a claim or action by a third party alleging infringement of such third party's rights in connection with the development, manufacture, use, marketing or sale of a Licensed Product by TECHNICLONE, its Sublicensees or permitted assignees, TECHNICLONE or its Sublicensees shall have the right to conduct the legal defense, but shall not enter into any settlement, consent judgment or final voluntary disposition that admits that any Licensed Product infringes any third party right, without NORTHWESTERN UNIVERSITY's prior written consent to such disposition, which consent shall not be unreasonably withheld or delayed. All costs of TECHNICLONE's and its Sublicensees' defense, including their respective attorneys' fees and costs, and any damages awarded or amounts paid in settlement in any such claim or action shall be the sole responsibility of TECHNICLONE and such Sublicensees, except to the extent that such damages or amounts relate to the validity of any of the patents issuing from a Licensed Product. NORTHWESTERN UNIVERSITY shall cooperate with TECHNICLONE if requested to do so by TECHNICLONE or its Sublicensees, in its defense of such infringement claim or action, provided that TECHNICLONE or such Sublicensees shall reimburse NORTHWESTERN UNIVERSITY for all out-of-pocket expenses incurred by it in providing such cooperation.


                                  ARTICLE VIII
                              LAWS AND REGULATIONS
                              --------------------

         TECHNICLONE shall use commercially reasonable best efforts to comply with all foreign and United States federal, state and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the Licensed Products. NORTHWESTERN UNIVERSITY agrees to use reasonable efforts to cooperate with TECHNICLONE at TECHNICLONE's expense, in connection with any filings required by any governmental entity.

                                   ARTICLE IX
                     TERM OF LICENSE; TERMINATION OF LICENSE
                     ---------------------------------------

         9.1 TERM. Unless sooner terminated according to the provisions of this Agreement, the term of the license granted hereunder shall commence upon the execution hereof, and shall terminate on February 5, 2009; provided, that if any patent filed by NORTHWESTERN is issued after the date of execution of this Agreement for any country in Territory B, the term of the license granted hereunder with respect to that particular country will continue until the expiration of such patent (which shall be deemed to be a Licensed Patent for purposes of this Agreement). Notwithstanding the foregoing, the term of the license granted hereunder shall terminate with respect to a particular country if and to the extent that TECHNICLONE no longer receives Net Sales from sales of the Licensed Products in such country for a period of four (4) consecutive fiscal quarters after commercial sales of such Licensed Product have commenced in such country.

         9.2        TERMINATION.

                    (a) If TECHNICLONE shall become bankrupt or insolvent and/or if the business of TECHNICLONE shall be placed in the hands of a receiver, assignee, or trustee. whether by the voluntary act of TECHNICLONE or otherwise, this License Agreement may be terminated at the option of NORTHWESTERN UNIVERSITY upon written notice to TECHNICLONE; provided, however, that such termination shall not terminate any obligations of TECHNICLONE to NORTHWESTERN UNIVERSITY that may have accrued thereto.

                    (b) Upon any breach or default under this Agreement by TECHNICLONE, NORTHWESTERN UNIVERSITY may terminate this Agreement by giving ninety (90) days written notice by certified or registered mail, return receipt requested. Said notice shall become effective at the end of said period, unless during said period TECHNICLONE shall cure such breach or default to the reasonable satisfaction of NORTHWESTERN UNIVERSITY.

                    (c) TECHNICLONE may terminate this Agreement at any time upon ninety (90) days written notice by certified or registered mail, return receipt requested, to NORTHWESTERN UNIVERSITY.

                    (d) Upon termination of this Agreement for any reason, all rights granted hereunder shall revert to NORTHWESTERN UNIVERSITY for the sole benefit of NORTHWESTERN UNIVERSITY.

                    (e) TECHNICLONE's obligations and responsibilities to report to NORTHWESTERN UNIVERSITY and pay royalties to NORTHWESTERN UNIVERSITY under this Agreement as a result of activity prior to any termination or expiration hereof shall survive such termination or expiration if and to the extent that TECHNICLONE actually receives Net Sales from sales of the Licensed Products attributable to such activity prior to such termination or expiration.


                                    ARTICLE X
                                  MISCELLANEOUS
                                  -------------

         10.1 NOTICES. Any notice, demand, report, statement, request or other communication required or permitted to be given hereunder ("NOTICE") by a party to the other parties shall be in writing and shall be either (i) hand-delivered (including delivery by courier), or (ii) mailed by first-class registered or certified mail (airmail if international), return receipt requested, postage prepaid, addressed as follows:

         To NORTHWESTERN UNIVERSITY:       Director
                                           Technology Transfer Program
                                           Northwestern University
                                           1801 Maple Avenue
                                           Evanston, IL 60201

         If to TECHNICLONE:                Techniclone Corporation
                                           14282 Franklin Avenue
                                           Tustin, CA 92780
                                           Attn: President

Each party may designate by notice in writing a new address or telecopy number to which any Notice, may thereafter be so given, served or sent. Any Notice sent by (a) registered or certified (air)mail shall be deemed to have been given at the time of the receipt thereof by the other party or three (3) calendar days after the time of mailing, whichever is earlier; or (b) hand-delivery (including delivery by courier) shall be deemed to have been given at the time of receipt of same.

         10.2 ENTIRE AGREEMENT. This Agreement and the schedules and documents referenced herein and therein) contains the entire agreement with respect to the subject matter hereof and supersedes any and all prior agreements, written or oral, with respect thereto, including, without limitation, the Prior License Agreement.

         10.3 WAIVERS AND AMENDMENTS: NON-CONTRACTUAL REMEDIES: PRESERVATION OF REMEDIES. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed by duly authorized representatives of each party and delivered on behalf of each party to be bound. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Neither any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege shall preclude any further exercise thereof or the exercise of any other such right, power or privilege unless waived in writing. The rights and remedies hereunder provided are cumulative and except as otherwise provided herein are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         10.4 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

         10.5 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         10.6 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than all, but together signed by all of the parties hereto.

         10.7 EXHIBITS AND SCHEDULES. The documents referred to herein are a part of this Agreement as if fully set forth herein. All references herein to sections, subsections, clauses, documents and schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         10.8 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         10.9 SEVERABILITY OF PROVISIONS: REFORMATION. If any term, clause, word, condition, provision or agreement in this Agreement or the application thereof or any portion thereof to any person or circumstance, shall be held illegal, invalid, void or unenforceable, the remainder of the term, clause, word, condition, provision or agreement and the application thereof shall remain in full force and effect, and the illegal, invalid, void or unenforceable term, clause, word, condition, provision or agreement shall be reformed to the extent possible in order to give its intended effect and/or meaning.

         10.10 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois as applied to contracts that are executed and performed entirely in Illinois.

         10.11 CONFIDENTIAL INFORMATION. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto pursuant to this Agreement, except to the extent that it can be established by the receiving party by competent proof that such Confidential Information:

                    (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

                    (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

                    (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

                    (d) was independently developed by the receiving party as demonstrated by sufficiently documented evidence prepared contemporaneously with such independent development; or

                    (e) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental laws, rules and regulations (including, without limitation, rules and regulations promulgated by the Securities and Exchange Commission) or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise.) Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a party's accountants, attorneys and other professional advisors. As used herein, "CONFIDENTIAL INFORMATION" shall mean (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as "confidential" at the time it is delivered to the receiving party, and/or (ii) any written reports marked "confidential" furnished by either party to the other pursuant to the terms of this Agreement.

         10.12 FURTHER ASSURANCES. Each party to this Agreement shall, at the request of the other, furnish, execute, and deliver such documents, instruments, certificates, notices or other further assurances as the requesting party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transactions contemplated hereby.

         10.13 INDEPENDENT CONTRACTORS. The relationship of NORTHWESTERN UNIVERSITY and TECHNICLONE established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, or (ii) allow TECHNICLONE to create or assume any obligation on behalf of NORTHWESTERN UNIVERSITY for any purpose whatsoever. All financial obligations associated with TECHNICLONE's business are the sole responsibility of TECHNICLONE. All sales and other agreements between TECHNICLONE and its customers are TECHNICLONE's exclusive responsibility and shall have no effect on NORTHWESTERN UNIVERSITY's obligations under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date set forth below.

NORTHWESTERN UNIVERSITY:     NORTHWESTERN UNIVERSITY


                                        By: /s/ Lydia Ville Kamarolf
                                           ----------------------------------

                                        Its:     AUG - 4  1999
                                            ---------------------------------



TECHNICLONE:                            TECHNICLONE CORPORATION,
                                        a Delaware corporation


                                        By:  /s/ John N. Bonfiglio
                                           ----------------------------------
                                           John N. Bonfiglio, Vice President of
                                           Technology and Business Development

                                   EXHIBIT "A"

                                   INVENTIONS
                                   ----------


1.       "Hybridoma 173-9, Lym-1" (NU 8314-A)
         ------------------------------------

         A hybridoma clone, designated Lym-1, was produced from the fusion of primed mouse splenocytes and mouse myeloma NS-a cells. Hybridoma Lym-1 produced a murine IgG2a monoclonal antibody which recognizes a 31, 32, 33 and 35 kilodalton cell surface protein expressed in normal and malignant B lymphocytes. Immunoperoxidase staining of a panel of normal human tissues shows that Lym-1 reacts with germinal center and mantle zone B lymphocytes and interdigitating histiocytes of the lymph node, medullary dendritic cells of the thymus, and weakly with surface epithlium of the colon. A subset of peripheral blood B cells are positive and no reactivity has been observed in human bone marrow by flow cytometric analysis. The antigen recognized by Lym-1 is not shed from the surface of lymphoma cells either in cell culture or in patients and is not modulated after Lym-1 binding. Lym-1 itself has been shown to have high avidity to human lymphoma cells IN VIVO as demonstrated by radionuclide binding studies in lymphoma patients using I-123 conjugates. Binding to normal tissues such as the bone marrow, spleen, lymph node, liver, kidney, lung or central nervous system has not been demonstrated in over 30 patients studied. Lym-1 has further been found to be highly stable to radionuclide conjugation methods and may be prepared as F(ab1)2 or F(ab) fragments without significant loss of antibody activity. Collectively, these data suggest that Lym-1 will be an appropriate reagent for IN VIVO diagnosis and therapy of the human B-cell lymphomas and leukemias.


2.       "Hybridoma Clone 1010-9, Lym-2" (NU 8314-B)
         -------------------------------------------

         A hybridoma clone, designated Lym-2, was produced from the fusion of primed mouse splenocytes and mouse myeloma NS-1 cells. Hybridoma Lym-2 produced a murine IgG1 monoclonal antibody which recognizes a cell surface protein expressed in normal and malignant B lymphocytes. Immunoperoxidase staining of a panel of normal human tissues show that Pym-2 reacts with germinal center and mantle zone B lymphocytes and interdigitating histiocytes of the lymph node. A subset of peripheral blood B cells are positive and no reactivity has been observed in human bone marrow by flow cytometric analysis. Because of the remarkable specificity of Lym-2 for human B-cells and derived malignancies, these data suggest that Lym-2 will be appropriate for reagent for in vivo diagnostic and therapy of the human B-cell lymphomas and leukemias.

3.       "Hybridoma Clone 818-18, BM-1" (NU 8216-C)
         ------------------------------------------


         A hybridoma clone, designated 818-18, was produced from the fusion of primed mouse splenocytes and mouse myeloma NS-1 cells. Clone 818-18 produces a murine IgG1 monoclonal antibody which recognizes a nuclear antigen expressed in human granulocytes and myeloid precursors and acute and chronic myeloid leukemia. Immunoperoxidase staining with 818-18 on B5 fixed, paraffin embedded clot preparations of bone marrow aspirates shows positive nuclear staining of myeloid cells with normal non-specific background staining. The remarkable specificity of this reagent and its ability to stain B5 fixed, paraffin embedded tissues makes it a unique reagent for the diagnosis of myeloid derived leukemias.

                                   EXHIBIT "B"

                             ISSUED LICENSED PATENTS
                             -----------------------


United States Patent 4,724,213 issued February 9, 1988; Epstein, "Murine Hybridoma LYM-1 and Diagnostic Antibody Produced Thereby."

United States Patent 4,724,212 issued February 9, 1988; Epstein, "Murine Hybridoma LYM-2 and Diagnostic Antibody Produced Thereby."